Exhibit 21

LIST OF SUBSIDIARIES OF THE REGISTRANT

As of December 31, 2005

Subsidiaries of Consolidated Container Company LLC:

Consolidated Container Capital, Inc. (Delaware)

Consolidated Container Company LP (Delaware)

Plastic Containers LLC (Delaware)

Reid Plastics Group LLC (Delaware)

Subsidiaries of Consolidated Container Capital, Inc:

None

Subsidiaries of Consolidated Container Company LP:

STC Plastics, Inc. (California)

Subsidiaries of Plastic Containers LLC:

None.

Subsidiaries of Reid Plastics Group LLC:

Reid Mexico, S.A. de C.V. (Districto Federal de Mexico)

Consolidated Plastics, S. de R.L. de C.V. (Cuautitlán Izcalli, State of Mexico)

Reid Canada, Inc. (Ontario, Canada)